Exhibit 99.2

PART II, Item I - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed by Titanium Metals Corporation (File No. 0-28538)

       Reference is made to TIMET's 1997 Annual Report for descriptions of certain previously reported legal proceedings.

     In April 1998, the U. S. Environmental Protection Agency filed a civil action against TIMET (~United~States~of~America~v.~Titanium~Metals~Corporation~; Civil Action No. CV-S-98-682-HDM (RLH), U. S. District Court, District of Nevada) alleging that TIMET violated several provisions of the Clean Air Act in connection with the start-up and operation of certain environmental equipment at TIMET's Henderson, Nevada facility during the early to mid-1990s. The action seeks civil penalties in an unspecified total amount at the statutory rate of up to $25,000 per day of violation ($27,500 per day for violations after January
30, 1997).   TIMET believes that it substantially complied with applicable statutory and regulatory provisions and that the allegations are without merit. TIMET intends to defend the action vigorously.












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